Exhibit 5.1
October 29, 2009
Insulet Corporation
9 Oak Park Drive
Bedford, Massachusetts 01730
Re: Legality of Securities to be Registered Under Registration Statement on Form S-3
Ladies and Gentlemen:
We have acted as counsel for Insulet Corporation, a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of a Registration Statement on Form S-3 (File No. 333-158354), as amended, in the form in which it became effective on April 8, 2009, including the information deemed to be included in it at the time of effectiveness pursuant to Rule 430B of the General Rules and Regulations under the Securities Act (the “Registration Statement”) and a prospectus supplement dated October 29, 2009 (as filed with the Commission pursuant to Rule 424(b) under the Securities Act, the “Prospectus Supplement”), relating to the offering by the Company to the Underwriters (defined herein) of an aggregate of 6,000,000 shares (the “Firm Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), and up to an additional 900,000 shares of Common Stock (the “Option Shares”) at the Underwriters’ option to cover over-allotments, which Prospectus Supplement supplements the prospectus included in the Registration Statement that was previously filed with the Commission by the Company. The prospectus included in the Registration Statement, as supplemented by the final Prospectus Supplement and filed (with the Prospectus Supplement) with the Commission pursuant to Rule 424(b)(2) under the Securities Act, is herein called the “Prospectus.” The Firm Shares and the Option Shares are collectively referred to herein as the “Shares.”
We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions expressed below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.
The opinions expressed below are limited to the Delaware General Corporation Law (the “Delaware Statute”) (which includes applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the Delaware Statute and the Delaware Constitution). Without limiting the generality of the foregoing, we express no opinion with respect to (i) state securities or “Blue Sky” laws, or (ii) state or federal antitrust laws.
Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Underwriting Agreement, dated as of October 29, 2009, by and among the Company and J.P.

Morgan Securities Inc. on behalf of the Underwriters listed on Schedule 1 thereof, will be validly issued, fully paid and non-assessable.
We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement and Prospectus Supplement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,
/s/ GOODWIN PROCTER LLP
GOODWIN PROCTER LLP